TEXTRON	Exhibit 99
	Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Sue Tardanico - 401-457-2354
Textron Reaffirms Earnings Outlook Agrees to Terms to Sell C&A Preferred Stock Announces Tax Benefit of Intesys Transaction

 Providence, Rhode Island - March 17, 2005 - Textron Inc. (NYSE:TXT) today announced that it continues to expect full-year 2005 earnings per share will be in the range of $3.85 - $4.05 and first quarter earnings per share will be in the range of $0.70 - $0.80.

Greater than expected manufacturing start-up costs at Textron Fastening Systems will cause operating results at this segment to fall significantly short of previous guidance for the first quarter. However, better-than-expected results across the rest of the company are projected to offset the additional costs at Fastening Systems. Furthermore, the positive impact of pricing actions taken during the first quarter by Textron Fastening Systems is expected to allow the segment to still achieve its previous full-year profit guidance.

Textron also announced that it has agreed to sell approximately 60 percent of its preferred stock in Collins and Aikman Products Co. (C&A) to Heartland Industrial Partners, L.P. for a combination of cash and other consideration with a total value of approximately $25 million. This transaction is expected to occur during the second quarter of this year, but no earlier than 45 days after C&A's parent, C&A Corporation (NYSE:CKC), files its Form 10-K for its 2004 fiscal year.

Textron will record an after-tax impairment charge of approximately $38 million in the first quarter of 2005 based on the expected proceeds from the sale of the shares, and other adjustments. Textron acquired the C&A preferred shares in 2001 as part of the sale of its Automotive Trim business. The shares are recorded in Textron's financial statements at 45 percent of original face value or $90 million.

Separately, Textron also expects to record a tax benefit of at least $40 million during the first quarter in connection with the discontinued operations of Intesys, the last portion of which was disposed in February.

Textron Inc. (NYSE:TXT) is a $10 billion multi-industry company with 44,000 employees in 40 countries. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] the extent to which Textron is able to achieve savings from its restructuring plans; [b] uncertainty in estimating the amount and timing of restructuring charges and related costs; [c] changes in worldwide economic and political conditions that impact interest and foreign exchange rates; [d] the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; [e] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [f] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [g] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [h] the adequacy of cost estimates for various customer care programs including servicing warranties; [i] the ability to control costs and successful implementation of various cost reduction programs; [j] the timing of certifications of new aircraft products; [k] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [l] changes in aircraft delivery schedules or cancellation of orders; [m] the impact of changes in tax legislation; [n] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [o]Textron's ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [p] Textron's ability to realize full value of receivables and investments in securities; [q] the availability and cost of insurance; [r] increases in pension expenses related to lower than expected asset performance or changes in discount rates; [s] Textron Financial's ability to maintain portfolio credit quality; [t] Textron Financial's access to debt financing at competitive rates; [u] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [v] performance of acquisitions; and [w] the efficacy of research and development investments to develop new products.